Exhibit 5(iii) under Form N-1A
                                             Exhibit 10 under Item 601/Reg. S-K
                                     FORM OF
                                    EXHIBIT K
                                     to the
                          Investment Advisory Contract

                          Wachovia Growth & Income Fund


      For all services rendered by the Adviser hereunder, the above-named Portfolio of the Trust shall pay to the Adviser and the Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .70% of the average daily net assets of the Portfolio.

      The portion of the fees based upon the average daily net assets of the Portfolio shall be accrued daily at the annual rate of .70% applied to the daily net assets of the Portfolio.

      The advisory fee so accrued shall be paid to the Adviser daily.

      Witness the due execution as of the        day of                 , 1997.



                              WACHOVIA BANK, N.A.


                              By:
                              Name:
                              Title:




                              THE WACHOVIA FUNDS



                              By:
                              Name:
                              Title: